CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.500% Notes due 2021	$400,000,000	99.656%	$398,624,000	$40,142
4.375% Notes due 2026	$500,000,000	99.524%	$497,620,000	$50,111
Total	$900,000,000		$896,244,000	$90,253

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209514

P R O S P E C T U S     S U P P L E M E N T

(To prospectus dated February 12, 2016)

$900,000,000

Masco Corporation

$400,000,000 3.500% Notes Due 2021

Issue Price: 99.656%

$500,000,000 4.375% Notes Due 2026

Issue Price: 99.524%

We are offering $400,000,000 of our 3.500% notes due 2021 (the “2021 Notes”) and $500,000,000 of our 4.375% notes due 2026 (the “2026 Notes” and, together with the 2021 Notes, the “Notes”).

The 2021 Notes will bear interest at a fixed rate of 3.500% per annum and the 2026 Notes will bear interest at a fixed rate of 4.375% per annum. We will pay interest semi-annually on the Notes on April 1 and October 1 of each year, beginning on October 1, 2016. The 2021 Notes will mature on April 1, 2021. The 2026 Notes will mature on April 1, 2026.

We may redeem the Notes at any time at the applicable Redemption Prices set forth under the heading “Description of Notes — Redemption at Our Option” in this prospectus supplement.

If a “change of control repurchase event,” as defined under “Description of Notes — Change of Control Repurchase Event,” occurs, we will make an offer to each holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase.

The Notes will be unsecured obligations and rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The Notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 above that amount.

Investing in the Notes involves risks. See the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 and beginning on page S-3 of this prospectus supplement for a discussion of certain risks that should be considered in connection with an investment in the Notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information.

	Price to Public(1)	Underwriting Discount	Proceeds To Us (Before Expenses)

Per 2021 Note	99.656%	0.600%	99.056%

Total	$398,624,000	$2,400,000	$396,224,000

Per 2026 Note	99.524%	0.650%	98.874%

Total	$497,620,000	$3,250,000	$494,370,000

(1)	Plus accrued interest, if any, from March 17, 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company for the benefit of its participants, including Euroclear and Clearstream, on or about March 17, 2016.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	RBC Capital Markets
SunTrust Robinson Humphrey

Senior Co-Managers

BofA Merrill Lynch	Fifth Third Securities	PNC Capital Markets LLC	Wells Fargo Securities

Co-Managers

Comerica Securities	COMMERZBANK	HSBC	Huntington Investment Company

SMBC Nikko	US Bancorp	The Williams Capital Group, L.P.

The date of this prospectus supplement is March 10, 2016.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or the free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Our executive offices are located at 21001 Van Born Road, Taylor, Michigan 48180. Our telephone number is (313) 274-7400 and our website address is http://www.masco.com. The information on, or accessible through, our website is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain sections of this prospectus supplement, including the documents incorporated by reference herein, contain statements reflecting our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast” and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in such forward-looking statements. We caution you against relying on any of these forward-looking statements. Readers should consider the various factors, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Executive Level Overview,” “Critical Accounting Policies and Estimates” and “Outlook for the Company.” Factors that affect our results of operations include the levels of home improvement activity and new home construction, our ability to maintain our strong brands and to develop and introduce new and improved products, our ability to maintain our competitive position in our industries, our reliance on key customers, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to sustain the performance of our cabinetry businesses, the cost and availability of raw materials, our dependence on third party suppliers, and risks associated with international operations and global strategies. These and other factors are discussed in our Annual Report on Form 10-K as noted above.

Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. This prospectus supplement also incorporates by reference the information described under “Where You Can Find More Information.” The second part is the accompanying prospectus dated February 12, 2016. The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, references in this prospectus supplement to “Masco,” the “Company,” “we,” “us” and “our” refer to Masco Corporation and its consolidated subsidiaries.

RISK FACTORS

In considering whether to purchase the Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below and the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2015.

Risks Related to the Offering

An active trading market for the Notes may not develop.

There is currently no public market for the Notes, and we do not currently plan to list the Notes on any national securities exchange. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these Notes, prevailing interest rates, ratings assigned to the Notes, time remaining to the maturity of the Notes, outstanding amount of the Notes, the market for similar securities, prospects for other companies in our industry and changes in Masco’s consolidated financial condition, results of operations or prospects. A liquid trading market in the Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the Notes.

The Notes are the unsecured obligations of Masco Corporation and not obligations of its subsidiaries and will be structurally subordinated to the claims of its subsidiaries’ creditors. Structural subordination increases the risk that Masco Corporation will be unable to meet its obligations on the Notes when they mature.

The Notes are exclusively the obligations of Masco Corporation and are not obligations of its subsidiaries. A substantial portion of Masco Corporation’s operations are conducted through its subsidiaries. As a result, Masco’s cash flow and ability to service its debt, including the Notes, depend upon the earnings of its subsidiaries and the distribution to it of earnings, loans or other payments by its subsidiaries.

Masco Corporation’s subsidiaries are separate and distinct legal entities. Its subsidiaries will not guarantee the Notes and are under no obligation to pay any amounts due on the Notes or to provide Masco Corporation with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Payments to Masco Corporation by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations and may be subject to legal and contractual restrictions.

Masco Corporation’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank and trade creditors. In addition, even if Masco Corporation were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Masco Corporation.

The Notes will be subject to the prior claims of any future secured creditors.

The Notes are unsecured obligations, ranking effectively junior to outstanding secured indebtedness of Masco Corporation and its subsidiaries and any additional secured indebtedness it or they may incur. Accordingly, the Notes will be subordinated to the extent Masco Corporation or its subsidiaries have or will obtain secured borrowings. The indenture governing the Notes permits Masco Corporation and its subsidiaries to incur additional secured debt under specified circumstances. If Masco Corporation or its subsidiaries incur additional secured debt, the assets securing any such indebtedness will be subject to prior claims by secured creditors. In the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the Notes, assets of Masco Corporation or its subsidiaries that secure other indebtedness will be available to pay obligations on the Notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of the other unsecured and unsubordinated creditors of Masco Corporation and its subsidiaries, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the Notes then outstanding would remain unpaid.

The negative covenants in the indenture that governs the Notes provide limited protection to holders of the Notes.

The indenture governing the Notes contains covenants limiting our ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The covenants addressing limitations on liens and on sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities — Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions” in the accompanying prospectus. In light of these exceptions, your Notes may be structurally or effectively subordinated to new lenders. The indenture does not limit the amount of additional debt that we or our subsidiaries may incur.

The provisions of the Notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a change of control repurchase event you will have the right to require Masco Corporation to repurchase the Notes on the terms set forth in the Notes. However, the change of control repurchase event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a change of control that would potentially lead to a change of control repurchase event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Notes, or, even if they do, may not necessarily constitute a change of control repurchase event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of the Notes could decline. See “Description of Notes — Change of Control Repurchase Event.”

We may not be able to repurchase all of the Notes upon a Change of Control Repurchase Event, which would result in a default under the Notes.

Masco Corporation will be required to offer to repurchase the Notes upon the occurrence of a change of control repurchase event as described in the “Description of Notes — Change of Control Repurchase Event.” However, Masco Corporation may not have sufficient funds to repurchase the Notes in cash at such time. In addition, Masco’s ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to its indebtedness outstanding at the time, which agreements may provide that a change of control repurchase event constitutes an event of default or prepayment under such other indebtedness. Our failure to make such a repurchase would result in a default under the Notes.

Ratings of the Notes may change and affect the market price and marketability of the Notes.

Our long term debt is subject to periodic review by independent credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms.

MASCO CORPORATION

Masco Corporation is a global leader in the design, manufacture, marketing and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes KRAFTMAID® and MERILLAT® cabinets; DELTA®, PEERLESS®, and HANSGROHE® faucets, bath and shower fixtures; HOT SPRING® and CALDERA® spas; BEHR® paint, primer and stain; KILZ® primer; LIBERTY® and BRAINERD® decorative hardware; and MILGARD® windows and doors. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial information for Masco’s continuing operations for the periods and dates indicated. The information for the years ended and as of December 31, 2015, 2014 and 2013, is derived from our audited consolidated financial statements. You should read the financial information presented below in conjunction with the consolidated financial statements, accompanying notes and management’s discussion and analysis of financial condition and results of operations of Masco, which are incorporated by reference into this prospectus supplement. Our historical results, including our operating results for the fiscal year ended December 31, 2015, are not necessarily indicative of results that may be expected for future periods.

	Year Ended December 31,
	2015	2014	2013
	(Dollars in millions, except per share data)
Operating Data:
Net sales(1)	$7,142	$7,006	$6,761
Operating profit(1)	914	721	612
Income from continuing operations(1),(2)	357	821	259
Per share of common stock:
Income from continuing operations(1),(2):
Basic	$1.04	$2.31	$0.72
Diluted	1.03	2.28	0.72
Dividends declared	0.370	0.345	0.300
Dividends paid	0.365	0.330	0.300
Balance Sheet Data:
Total assets	$5,680	$7,208	$6,885
Long-term debt	2,418	2,919	3,421
Stockholders’ equity(3)	58	1,128	787

(1)	Amounts exclude discontinued operations.

(2)	The year 2014 includes a $529 million tax benefit from the release of the valuation allowance on deferred tax assets.

(3)	The decrease in stockholders’ equity from 2014 to 2015 relates primarily to the spin-off of TopBuild Corp.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the years ended December 31, 2011 through 2015 are set forth in the table below.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	3.8x	3.0x	2.4x	1.5x	(0.1	)x

(1)	Ratio of earnings to fixed charges means the ratio of income (loss) from continuing operations before income taxes and fixed charges to fixed charges, where fixed charges are the interest on indebtedness, amortization of debt expense and estimated interest factor for rentals.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the Notes will be approximately $888.8 million, after deducting underwriting discounts and estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of Notes described in this prospectus supplement, together with cash on hand, towards the discharge of indebtedness by repayment, redemption or repurchase of our 6.125% Notes due October 3, 2016, of which an aggregate principal amount of $1.0 billion was outstanding as of December 31, 2015, and our 5.85% Notes due March 15, 2017, of which an aggregate principal amount of $300.0 million was outstanding as of December 31, 2015. Prior to application of the net proceeds described above, we expect to invest the net proceeds from the sale of the Notes in marketable securities.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and cash investments and capitalization on an actual and as adjusted basis as of December 31, 2015. Our consolidated cash and cash investments and capitalization, as adjusted, gives effect to the issuance of the Notes offered by this prospectus supplement and the application of the estimated net proceeds as described in “Use of Proceeds” as if the offering had occurred on December 31, 2015. This table should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement.

	As of December 31, 2015
	Actual	As Adjusted
	(In millions, except share and per share data)
Cash and cash investments:	$1,468	$1,020

Long-term debt:
3.500% Notes Due 2021 offered hereby	$—	$400
4.375% Notes Due 2026 offered hereby	—	500
6.125% Notes Due 2016	1,000	—
5.85% Notes Due 2017	300	—
6.625% Debentures Due 2018	114	114
7.125% Notes Due 2020	500	500
5.95% Notes Due 2022	400	400
4.45% Debentures Due 2025	500	500
7.75% Debentures Due 2029	296	296
6.5% Notes Due 2032	300	300
Other long-term debt, including current portion	13	13

Total long-term debt, including current portion	$3,423	$3,023

Stockholders’ equity:
Common stock, $1.00 par value — authorized: 1,400,000,000 shares; issued and outstanding: 330,500,000 shares as of December 31, 2015	330	330
Preferred stock, $1.00 par value — authorized: 1,000,000 shares; issued and outstanding: none as of December 31, 2015	—	—
Paid-in capital	—	—
Retained deficit	(300)	(337)
Accumulated other comprehensive loss	(165)	(165)
Noncontrolling interest	193	193

Total stockholders’ equity	58	21

Total capitalization	$3,481	$3,044

The table above assumes that we will use additional cash of $448 million, together with the net proceeds from the issuance of the Notes, towards the discharge of indebtedness by repayment, redemption or repurchase of our 6.125% Notes Due 2016 and our 5.85% Notes Due 2017. The table above also gives effect to approximately $37.0 million of estimated additional interest expense in connection with such discharge of indebtedness.

DESCRIPTION OF NOTES

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, a form of which is available upon request from us. The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 4 of the accompanying prospectus. References in this section to “us,” “we” and “our” are solely to Masco Corporation and not to any of its subsidiaries, unless the context otherwise requires.

General

The Notes offered hereby will initially be limited to $400.0 million aggregate principal amount of 3.500% Notes due 2021 and $500.0 million aggregate principal amount of 4.375% Notes due 2026. The 2021 Notes and the 2026 Notes will each be a separate series of securities issued under an indenture, which is more fully described in the accompanying prospectus. The indenture does not limit our ability to incur additional unsecured indebtedness.

The 2021 Notes will mature on April 1, 2021 and are not subject to any sinking fund.

The 2026 Notes will mature on April 1, 2026 and are not subject to any sinking fund.

We may, without the consent of the existing holders of any series of the Notes, issue additional notes having the same terms as any series of Notes so that the existing Notes in such series and the new notes form a single series under the indenture.

The Notes will be our senior unsecured debt obligations and will rank equally among themselves and with all of our other present and future senior unsecured indebtedness.

The Notes will be redeemable by us at any time prior to maturity as described below under “— Redemption at Our Option.”

Change of Control Repurchase Event

If a change of control repurchase event occurs we will make an offer to each holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will send a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

1. accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

2. deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

3. deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly send to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the Notes are rated below investment grade by both rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service, Inc.

The term “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc.

The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Interest

The 2021 Notes will bear interest at a fixed rate of 3.500% and the 2026 Notes will bear interest at a fixed rate of 4.375%. The Notes will bear interest from March 17, 2016, payable semi-annually on each April 1 and October 1, beginning on October 1, 2016, to the persons in whose names the Notes are registered at the close of business on the March 15 and September 15, as the case may be, immediately preceding such April 1 and October 1 (whether or not a business day). Interest on the Notes will accrue from March 17, 2016, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date.

If an interest payment date for the Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Redemption at Our Option

We may, at our option, redeem each of the 2021 Notes and the 2026 Notes in whole or in part at any time at the applicable Redemption Price.

“Redemption Price” means:

(a) with respect to the 2021 Notes, at any time prior to March 1, 2021 (one month prior to the maturity of the 2021 Notes), the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) as determined by the Independent Investment Banker, the sum of the present values of the principal amount of and remaining scheduled payments of interest on the 2021 Notes to be redeemed that would be due if such Notes matured on March 1, 2021 but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 35 basis points plus accrued and unpaid interest to the redemption date for the 2021 Notes; provided that if the 2021 Notes are redeemed on or after March 1, 2021 (one month prior to the maturity of the 2021 Notes), the Redemption Price will equal 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued and unpaid interest to the redemption date; and

(b) with respect to the 2026 Notes, at any time prior to January 1, 2026 (three months prior to the maturity of the 2026 Notes), the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to the redemption date, and (ii) as determined by the Independent Investment Banker, the sum of the present values of the principal amount of and remaining scheduled payments of interest on the 2026 Notes to be redeemed that would be due if such Notes matured on January 1, 2026 but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate plus 40 basis points plus accrued and unpaid interest to the redemption date for the 2026 Notes; provided that if the 2026 Notes are redeemed on or after January 1, 2026 (three months prior to the maturity of the 2026 Notes), the Redemption Price will equal 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (a) each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

We will send notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Book-Entry; Delivery and Form

General

The Notes will be issued in registered, global form, in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. Initially, the Notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), which may change from time to time. DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization”

within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (“indirect participants”).

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participants, and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depositary for Clearstream Banking, S.A., operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a Note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the Notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for Notes in definitive form, notices to holders of the Notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

Defeasance

We will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to the Notes by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on the Notes when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that beneficial owners will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

We can also avoid having to comply with the restrictive covenants in the indenture, such as the negative pledge and the limitation on sale and leaseback transactions covenants, by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on the outstanding Notes when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel stating that beneficial owners of those Notes will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that:

•

are held by those initial holders who purchased such Notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, such as alternative minimum tax and Medicare contribution tax consequences and tax consequences applicable to holders subject to special rules, such as:

•	tax-exempt organizations;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding Notes as part of a straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the Notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the Notes are urged to consult their own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential Contingent Payment Debt Treatment

Upon the occurrence of a change of control repurchase event, Masco would generally be required to repurchase the Notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of Notes — Change of Control Repurchase Event.” Although the issue is not free from doubt, Masco intends to take the position that such requirement does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Masco’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the Notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the Notes’ principal amount exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Redemption or Other Disposition of the Notes

Upon the sale, redemption or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, redemption or other taxable disposition and the holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note will generally equal the holder’s cost of the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Interest” above.

Gain or loss realized on the sale, redemption or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, redemption or other taxable disposition the Note has been held by the holder for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes other than with respect to certain exempt recipients (such as corporations). A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note. These holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the sale, redemption or other disposition of a Note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest on the Notes to any Non-U.S. Holder will not be subject to U.S. federal withholding or income tax, provided that, in the case of interest:

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Masco entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Masco through stock ownership;

•	the beneficial owner of that Note certifies on an IRS Form W-8BEN (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code); and

•	interest on a Note is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business as described below.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with the holder’s conduct of a U.S. trade or business and the holder satisfies the certification requirements described below.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the holder will generally be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if the Non-U.S. Holder is a corporation.

Sale, Redemption or Other Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder of a Note will not be subject to U.S. federal withholding or income tax on gain realized on the sale, redemption or other disposition of such Note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if gain realized by the Non-U.S. Holder on a sale, redemption or other disposition of a Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if the Non-U.S. Holder is a corporation.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the Notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes. The Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes unless the holder complies with certification procedures to establish that the holder is not a United States person or otherwise establishes an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding tax at a rate of 30% on payments of interest on the Notes and (for dispositions after December 31, 2018) of proceeds of sales or redemptions of the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the Notes.

UNDERWRITING

We intend to offer the Notes through the underwriters. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the Notes listed opposite their names below.

Underwriters	Principal Amount of 2021 Notes	Principal Amount of 2026 Notes
Citigroup Global Markets Inc.	$68,000,000	$85,000,000
Deutsche Bank Securities Inc.	68,000,000	85,000,000
J.P. Morgan Securities LLC	68,000,000	85,000,000
RBC Capital Markets, LLC	68,000,000	85,000,000
SunTrust Robinson Humphrey, Inc.	68,000,000	85,000,000
Fifth Third Securities, Inc.	8,000,000	10,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	8,000,000	10,000,000
PNC Capital Markets LLC	8,000,000	10,000,000
Wells Fargo Securities, LLC	8,000,000	10,000,000
Comerica Securities, Inc.	4,000,000	5,000,000
Commerz Markets LLC	4,000,000	5,000,000
HSBC Securities (USA) Inc.	4,000,000	5,000,000
The Huntington Investment Company	4,000,000	5,000,000
SMBC Nikko Securities America, Inc.	4,000,000	5,000,000
U.S. Bancorp Investments, Inc.	4,000,000	5,000,000
The Williams Capital Group, L.P.	4,000,000	5,000,000

Total	$400,000,000	$500,000,000

The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the Notes will be made against payment therefor on or about March 17, 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such Notes to selected dealers at the public offering price minus a selling concession of up to 0.350% and 0.400% of the principal amounts of the 2021 Notes and the 2026 Notes, respectively. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.250% and 0.250% of the principal amounts of the 2021 Notes and the 2026 Notes, respectively. After the initial public offering, the underwriters may change the public offering price and other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be $1.8 million and are payable by us.

New Issue of Notes

Each series of the Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, that is, if they sell more Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

The Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if that relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan, and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

(iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the Notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

Certain of the underwriters and their affiliates provided, are providing, and may in the future provide, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF SECURITIES

The legality of the Notes offered hereby will be passed upon for Masco by Kenneth G. Cole, Vice President, General Counsel and Secretary of Masco, and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Mr. Cole is a Masco stockholder and a holder of options to purchase shares of our common stock. Davis Polk & Wardwell LLP performs legal services from time to time for us.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus supplement and the accompanying prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus supplement or the accompanying prospectus. In particular, the registration statement includes as an exhibit a copy of our senior debt indenture. Our descriptions in this prospectus supplement and the accompanying prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described in the paragraph below.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus form part (including the exhibits and schedules thereto).

The SEC allows us to “incorporate by reference” much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering with this under this prospectus supplement:

(i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

You may obtain free copies of any of these documents by writing or telephoning us at 21001 Van Born Road, Taylor, Michigan 48180, Attention: Investor Relations, (313) 792-5500, or by visiting our web site at www.masco.com. However, the information on our website is not a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Masco Corporation

DEBT SECURITIES

PREFERRED STOCK ($1 Par Value)

COMMON STOCK ($1 Par Value)

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

WARRANTS

We may offer and issue, and selling security holders may offer and sell the securities described in this prospectus, including debt securities and shares of our preferred stock and common stock from time to time. The debt securities and shares of preferred stock may be convertible into or exchangeable for shares of our common stock or other securities. We may offer and issue preferred stock either directly or represented by depositary shares. We may offer contracts to purchase our securities from time to time either separately or as part of a unit that combines our debt securities or securities of third parties. We may offer warrants to purchase our debt or equity securities or securities of third parties or other rights from time to time either individually or together with any other securities. This prospectus describes the general terms of these securities and the general manner in which we, or any selling security holders, will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we, or any selling security holders, will offer these securities.

Our common stock is listed on the New York Stock Exchange under the symbol “MAS.”

Investing in these securities involves certain risks. See “Item 1A — Risk Factors” in our Annual Report on Form 10-K, incorporated by reference in this prospectus, and “Risk Factors” contained in any applicable supplement to this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We, or any selling security holders, may offer these securities in amounts, at prices and on terms determined at the time of offering. We, or any selling security holders, may sell the securities directly to you, through agents we or they select, or through underwriters and dealers we or they select. If we or they use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is February 12, 2016

We are responsible for the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus or any accompanying prospectus supplement or free writing prospectus is accurate as of any date other than its date. Except as otherwise specified, the terms “Masco,” the “Company,” “we,” “us,” and “our” refer to Masco Corporation.

THE COMPANY

Masco Corporation is a global leader in the design, manufacture, marketing and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes KRAFTMAID® and MERILLAT® cabinets; DELTA®, PEERLESS®, and HANSGROHE® faucets, bath and shower fixtures; HOT SPRING® and CALDERA® spas; BEHR® paint, primer and stain; KILZ® primer; LIBERTY® and BRAINERD® decorative hardware; and MILGARD® windows and doors. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders.

Our principal executive offices are located at 21001 Van Born Road, Taylor, Michigan 48180, and our telephone number is (313) 274-7400. We maintain a website at www.masco.com. This text is not an active link, and our website and the information contained on that site, or connected to that site, is not incorporated into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of the forms of our senior debt and subordinated debt indentures. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described in the paragraph below.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement containing this prospectus (including the exhibits and schedules thereto).

The SEC allows us to “incorporate by reference” much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering with this prospectus:

(i)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

(ii)	The description of our common stock contained in the amendment on Form 8 dated May 22, 1991 to our registration statement on Form 8-A.

You may obtain free copies of any of these documents by writing or telephoning us at 21001 Van Born Road, Taylor, Michigan, 48180, Attention: Investor Relations, (313) 274-7400, or by visiting our web site at www.masco.com. However, the information on our website is not a part of this prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain sections of this registration statement contain statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.

Readers should consider the various factors, including those discussed in our Annual Report for the year ended December 31, 2015 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Executive Level Overview,” “Critical Accounting Policies and Estimates” and “Outlook for the Company.” The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Factors that affect our results of operations include the levels of home improvement activity and new home construction, our ability to maintain our strong brands and to develop and introduce new and improved products, our ability to maintain our competitive position in our industries, our reliance on key customers, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to sustain the performance of our cabinetry businesses, the cost and availability of raw materials, our dependence on third party suppliers, and risks associated with international operations and global strategies. Additional factors that may significantly affect our performance are discussed in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K we filed with the SEC, including under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” See “Where You Can Find More Information.”

USE OF PROCEEDS

We expect to use the net proceeds from the sale of securities described in this prospectus for our general corporate purposes, which may include making additions to our working capital, repaying indebtedness, financing acquisitions and investments in new or existing lines of business. We will describe our intended use of the proceeds from a particular offering of securities in the related prospectus supplement. Funds not required immediately for any of the previously listed purposes may be invested in cash equivalents.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 2011 through 2015 are set forth in the table below.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges (1)	3.8	3.0	2.4	1.5	(0.1)
Ratio of earnings to combined fixed charges and preferred stock dividends (2)	3.8	3.0	2.4	1.5	(0.1)

(1)	Ratio of earnings to fixed charges means the ratio of income (loss) from continuing operations before income taxes, noncontrolling interest, and fixed charges to fixed charges, where fixed charges are the interest on indebtedness, amortization of debt expense and estimated interest factor for rentals.
(2)	Ratio of earnings to combined fixed charges and preferred stock dividends means the ratio of income (loss) from continuing operations before income taxes, noncontrolling interest, fixed charges and preferred stock dividends to fixed charges and preferred stock dividends. Currently, we have no shares of preferred stock outstanding and we have not paid any dividends on preferred stock in the periods presented. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are not different from the ratios of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

Debt May Be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our Senior Debt Indenture, as defined below, and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our Subordinated Debt Indenture, as defined below, and will be subordinate and junior in right of payment, as set forth in the Subordinated Debt Indenture, to all of our “senior indebtedness,” which is defined in our Subordinated Debt Indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our Senior Debt Indenture and our Subordinated Debt Indenture individually as an “indenture” and collectively as the “indentures.”

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to our negative pledge and limitations on sales and leasebacks, which are included in the Senior Debt Indenture only, and the provisions relating to subordination, which are included in the Subordinated Debt Indenture only. Neither indenture limits our ability to incur additional indebtedness.

We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on or shortly before the relevant payment dates. As a result, you may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and any additional material United States federal income tax considerations will be set forth in the applicable prospectus supplement.

Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

We may, without the consent of the existing holders of any series of debt securities, issue additional debt securities having the same terms so that the existing debt securities and the new debt securities form a single series under the indenture.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation of such securities;

•	aggregate principal amount and purchase price;

•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	minimum denominations;

•	date of maturity;

•	the interest rate or rates or the method by which a calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in definitive form or in the form of one or more global securities;

•	the terms on which holders of the debt securities may convert or exchange these securities into our common stock or other securities of Masco or other entities;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any special United States federal income tax consequences applicable to the debt securities being issued;

•	whether we will issue the debt securities by themselves or as part of a unit together with other securities; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

You may present debt securities for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the applicable indenture. We will provide you those services free of charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the applicable indenture.

If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Global Securities” below.

Defeasance

Unless the prospectus supplement states otherwise, we will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to a series of debt securities under an indenture by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on those debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

We can also avoid having to comply with the restrictive covenants in the applicable indenture, such as the negative pledge and the limitation on sale and leaseback transactions covenants in the Senior Debt Indenture, by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on the outstanding debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel stating that holders of those securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

Indentures

Debt securities that will be senior debt will be issued under an Indenture dated as of February 12, 2001 between Masco and The Bank of New York Mellon Trust Company, N.A., as successor trustee under an agreement with Bank One Trust Company, National Association, as trustee. We call that indenture, as further supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under an Indenture between Masco and The Bank of New York Mellon Trust Company, N.A., as trustee. We call that indenture, as further supplemented from time to time, the Subordinated Debt Indenture. We refer to The Bank of New York Mellon Trust Company, N.A. as the “trustee.”

Subordination Provisions

There are contractual provisions in the Subordinated Debt Indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of our senior indebtedness.

The Subordinated Debt Indenture defines senior indebtedness generally as obligations of, or guaranteed or assumed by, Masco for borrowed money or evidenced by bonds, notes or debentures or other similar instruments or incurred in connection with the acquisition of property, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the Subordinated Debt Indenture.

The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

•	a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

•	there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

•	that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture, and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture.

If the trustee under the Subordinated Debt Indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the Subordinated Debt Indenture and the holders of subordinated debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions

In the following discussion, we use a number of capitalized terms which have special meanings under the indentures. We provide definitions of these terms under “Definitions” below.

Negative Pledge. Section 10.04 of the Senior Debt Indenture provides that so long as any of the senior debt securities remains outstanding, we will not, nor will we permit any Consolidated Subsidiary to, issue, assume or guarantee any Debt if such Debt is secured by a mortgage upon any Principal Property or upon any shares of stock or indebtedness of any Consolidated Subsidiary which owns or leases any Principal Property, whether such Principal Property is owned on the date of the Senior Debt Indenture or is thereafter acquired, without in any such case effectively providing that the senior debt securities shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to Debt secured by:

•	mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

•	mortgages on property existing at the time of acquisition thereof, or to secure Debt incurred for the purpose of financing all or any part of the purchase price of such property, or to secure any Debt incurred prior to or within 120 days after the later of the acquisition, completion of construction or improvement or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon;

•	mortgages securing Debt owing by any Consolidated Subsidiary to Masco or another Consolidated Subsidiary;

•	mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Consolidated Subsidiary or at the time of a sale, lease or other disposition of the properties of the corporation or firm as an entirety or substantially as an entirety to us or a Consolidated Subsidiary, provided that no such mortgage shall extend to any other Principal Property of Masco or any Consolidated Subsidiary or any shares of capital stock or any indebtedness of any Consolidated Subsidiary which owns or leases a Principal Property;

•	mortgages on our property or a Consolidated Subsidiary’s property in favor of the United States of America, any state thereof, or any other country, or any political subdivision of any thereof, to secure payments pursuant to any contract or statute, including Debt of the pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

•	one or more extensions, renewals or replacements, in whole or in part, of mortgages existing at the date of the Senior Debt Indenture or any mortgage referred to in the preceding five bullet points as long as those extensions, renewals or replacements do not increase the amount of Debt secured by the mortgage or cover any additional property.

Notwithstanding the above, we may, and may permit any Consolidated Subsidiary to, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the total of the aggregate amount of such Debt then outstanding, excluding secured Debt permitted under the foregoing exceptions, and the aggregate amount of Attributable Debt in respect of sale and leaseback arrangements at such time, does not exceed 5% of Consolidated Net Tangible Assets, determined as of a date not more than 90 days prior thereto.

The Subordinated Debt Indenture does not include negative pledge provisions.

Limitation on Sale and Leaseback Arrangements. Under the Senior Debt Indenture, we and our Consolidated Subsidiaries are not allowed to enter into any sale and leaseback arrangement involving a Principal Property which has a term of more than three years, except for sale and leaseback arrangements between us and a Consolidated Subsidiary or between Consolidated Subsidiaries, unless:

•	we or the Consolidated Subsidiary could incur Debt secured by a mortgage on that Principal Property at least equal to the amount of Attributable Debt resulting from that sale and leaseback transaction without having to equally and ratably secure the senior debt securities in the manner described above under “Negative Pledge”; or

•	we apply an amount equal to the greater of the net proceeds of the sale of the Principal Property or the fair market value of the Principal Property within 120 days of the effective date of the sale and leaseback arrangement to the retirement of our or a Consolidated Subsidiary’s Funded Debt, including the senior debt securities.

However, we cannot satisfy the second test by retiring:

•	Funded Debt that we were otherwise obligated to repay within the 120-day period;

•	Funded Debt owned by us or by a Consolidated Subsidiary; or

•	Funded Debt that is subordinated in right of payment to the senior debt securities.

The Subordinated Debt Indenture does not include any limitations on sale and leaseback arrangements.

Consolidation, Merger or Sale of Assets. The Senior Debt Indenture provides that we will not consolidate or merge with or into any other corporation and will not sell or convey our property as an entirety, or substantially as an entirety, to another corporation if, as a result of such action, any Principal Property would become subject to a mortgage, unless either:

•	such mortgage could be created pursuant to Section 10.04 of the Senior Debt Indenture without equally and ratably securing the senior debt securities; or

•	the senior debt securities shall be secured prior to the Debt secured by such mortgage.

Each of the indentures provides that we may consolidate or merge or sell all or substantially all of our assets if:

•	we are the continuing corporation or if we are not the continuing corporation, such continuing corporation is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and the premium, if any, and interest on the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

•	we are not, or such continuing corporation is not, in default in the performance of any such covenant or condition immediately after such merger, consolidation or sale of assets.

Definitions

“Attributable Debt” in respect of a sale and leaseback arrangement is defined in the Senior Debt Indenture to mean, at the time of determination, the lesser of:

•	the fair value of the property, as determined by our board of directors, subject to such arrangement; or

•	the present value, discounted at the rate per annum equal to the interest borne by fixed rate senior debt securities or the yield to maturity at the time of issuance of any Original Issue Discount Securities determined on a weighted average basis compounded semi-annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease upon payment of a penalty, in which case the rental payment shall include such penalty, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges;

provided, however, that there shall not be deemed to be any Attributable Debt in respect of a sale and leaseback arrangement if:

•	such arrangement does not involve a Principal Property;

•	we or a Consolidated Subsidiary would be entitled pursuant to the provisions of Section 10.04(a) of the Senior Debt Indenture to issue, assume or guarantee Debt secured by a mortgage upon the property involved in such arrangement without equally and ratably securing the senior debt securities; or

•	the greater of the proceeds of such arrangement or the fair market value of the property so leased has been applied to the retirement, other than any mandatory retirement or by way of payment at maturity, of our Funded Debt or any Consolidated Subsidiary’s Funded Debt, other than Funded Debt owed by us or any Consolidated Subsidiary and other than Funded Debt which is subordinated in payment of principal or interest to the senior debt securities.

“Consolidated Net Tangible Assets” is defined in the Senior Debt Indenture as the aggregate amount of our assets less applicable reserves and the aggregate amount of assets less applicable reserves of the Consolidated Subsidiaries after deducting therefrom:

•	all current liabilities, excluding any such liabilities deemed to be Funded Debt;

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

•	all investments in any Subsidiary other than a Consolidated Subsidiary, in all cases computed in accordance with the generally accepted accounting principles and which under generally accepted accounting principles would appear on a consolidated balance sheet of Masco and its Consolidated Subsidiaries.

“Consolidated Subsidiary” is defined in the Senior Debt Indenture to mean each Subsidiary other than any Subsidiary the accounts of which:

•	are not required by generally accepted accounting principles to be consolidated with our accounts for financial reporting purposes;

•	were not consolidated with our accounts in our then most recent annual report to stockholders; and

•	are not intended by us to be consolidated with our accounts in our next annual report to stockholders;

provided, however, that the term “Consolidated Subsidiary” shall not include:

•	any Subsidiary which is principally engaged in

•	owning, leasing, dealing in or developing real property, or

•	purchasing or financing accounts receivable, making loans, extending credit or other activities of a character conducted by a finance company, or

•	any Subsidiary, substantially all of the business, properties or assets of which were acquired after the date of the Senior Debt Indenture whether by way of merger, consolidation, purchase or otherwise, unless in each case our board of directors thereafter designates such Subsidiary a Consolidated Subsidiary for the purposes of the Senior Debt Indenture.

“Debt” is defined in the Senior Debt Indenture to mean any indebtedness for money borrowed and any Funded Debt.

“Funded Debt” is defined in the Senior Debt Indenture to mean indebtedness maturing more than 12 months from the date of the determination thereof or having a maturity of less than 12 months but renewable or extendible at the option of the borrower beyond 12 months from the date of such determination:

•	for money borrowed; or

•	incurred in connection with the acquisition of property, to the extent that indebtedness in connection with acquisitions is represented by any notes, bonds, debentures or similar evidences of indebtedness, for which we or any Consolidated Subsidiary is directly or contingently liable or which is secured by our property or the property of a Consolidated Subsidiary.

“Mortgage” is defined in the Senior Debt Indenture to mean a mortgage, security interest, pledge, lien or other encumbrance.

“Original Issue Discount Security” is defined in both indentures to mean any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

“Principal Property” is defined in the Senior Debt Indenture to mean any manufacturing plant or research or engineering facility located within the United States of America or Puerto Rico owned or leased by us or any Consolidated Subsidiary unless, in the opinion of our board of directors, such plant or facility is not of material importance to the total business conducted by us and our Consolidated Subsidiaries as an entirety.

“Subsidiary” is defined in both indentures to mean any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries.

Events of Default, Waiver and Notice

The indentures provide that the following events will be events of default with respect to the debt securities of a series:

•	we default in the payment of any interest on the debt securities of that series for more than 30 days;

•	we default in the payment of any principal or premium on the debt securities of that series on the date that payment was due;

•	we default in the payment of any sinking fund deposit on the debt securities of that series on the date that payment was due;

•	we breach any of the other covenants applicable to that series of debt securities and that breach continues for more than 90 days after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series;

•	we commence bankruptcy or insolvency proceedings or consent to any bankruptcy relief sought against us; or

•	we become involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against us, if that order remains in effect for more than 60 consecutive days.

The trustee or the holders of 25% of the aggregate principal amount of debt securities of a series may declare all of the debt securities of that series to be due and payable immediately if an event of default with respect to a payment occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities of each affected series voting as one class may declare all of the debt securities of each affected series due and payable immediately if an event of default with respect to a breach of a covenant occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities outstanding under the indenture voting as one class may declare all of the debt securities outstanding under the indenture due and payable immediately if a bankruptcy event of default occurs. The holders of a majority of the aggregate principal amount of the debt securities of the applicable series or number of series described in this paragraph may annul a declaration or waive a past default except for a continuing payment default. If any of the affected debt securities are Original Issue Discount Securities, by principal amount we mean the amount that the holders would be entitled to receive by the terms of that debt security if the debt security were declared immediately due and payable.

The holders of a majority in principal amount of the debt securities of any or all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the indentures. Notwithstanding the foregoing, a trustee shall have the right to decline to follow any such direction if such trustee is advised by counsel that the action so directed may not lawfully be taken or if such trustee determines that such action would be unjustly prejudicial to the holders not taking part in such direction or would involve such trustee in personal liability.

Each indenture requires that we file a certificate each year with the applicable trustee stating that there are no defaults under the indenture. Each indenture permits the applicable trustee to withhold notice to holders of debt securities of any default other than a payment default if the trustee considers it in the best interests of the holders.

Modification of Indentures

We can enter into a supplemental indenture with the applicable trustee to modify any provision of the applicable indenture or any series of debt securities without obtaining the consent of the holders of any debt securities if the modification does not adversely affect the holders in any material respect. In addition, we can generally enter into a supplemental indenture with the applicable trustee to modify any provision of the indenture or any series of debt securities if we obtain the consent of the holders of a majority of the aggregate principal amount of debt securities of each affected series voting as one class. However, we need the consent of each affected holder in order to:

•	change the date on which any payment of principal or interest on the debt security is due;

•	reduce the amount of any principal, interest or premium due on any debt security;

•	change the currency or location of any payment;

•	impair the right of any holder to bring suit for any payment after its due date; or

•	reduce the percentage in principal amount of debt securities required to consent to any modification or waiver of any provision of the indenture or the debt securities.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., as trustee under each indenture is a depository for funds of, makes loans to and performs other services for us from time to time in the normal course of business.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is based on the provisions of our Restated Certificate of Incorporation. For more information as to how you can obtain a current copy of our certificate of incorporation, see “Where You Can Find More Information.”

Our Restated Certificate of Incorporation authorizes the issuance of one million shares of preferred stock, par value $1.00 per share and 1.4 billion shares of common stock, par value $1.00 per share.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued and to fix the number of shares of each series of preferred stock.

The prospectus supplement relating to any series of preferred stock will describe the dividend rights of that series of preferred stock. Holders of preferred stock of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, dividends, which may be cumulative or noncumulative, at the rate determined by our board of directors for that series and set forth in the prospectus supplement, as well as any further participation rights in dividend distributions, if any. Dividends on the preferred stock will accrue from the date fixed by our board of directors for that series. Unless we have declared and paid in full all dividends payable on all of our outstanding preferred stock for the current period, we will not be allowed to make any dividend payments on our common stock.

The terms, if any, on which preferred stock of any series may be redeemed will be described in the related prospectus supplement. If we decide to redeem fewer than all of the outstanding shares of preferred stock of any series, we will determine the method of selecting which shares to redeem.

The prospectus supplement relating to any series of preferred stock that is convertible will state the terms on which shares of that series are convertible into shares of another class of stock of Masco.

In the event of our voluntary or involuntary liquidation, before any distribution of assets will be made to the holders of our common stock, the holders of the preferred stock of each series will be entitled to receive out of our assets available for distribution to our shareholders the liquidation price per share determined by our board of directors prior to the issuance of the preferred stock of that series and described in the applicable prospectus supplement as well as any declared and unpaid dividends on those shares. The holders of all series of preferred stock are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on all of those shares.

The preferred stock of a series issued pursuant to this Prospectus will not be entitled to vote, except as provided in the applicable prospectus supplement, unless required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preferred stock, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote.

There is currently no preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote per share on matters to be voted on by our stockholders and, subject to the rights of the holders of any preferred stock of Masco then outstanding, to receive dividends, if any, when declared by our board of directors in its discretion out of legally available funds. Upon any liquidation or dissolution of Masco, holders of common stock are entitled to receive pro rata all assets remaining after payment of all liabilities and liquidation of any shares of any preferred stock at the time outstanding. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. As of January 31, 2016, there were approximately 333,931,600 shares of our common stock outstanding. All of our outstanding common stock is fully paid and non-assessable and all of the shares of common stock that may be offered with this prospectus will be fully paid and non-assessable.

The transfer agent and registrar for our common stock is Computershare.

Certain Provisions of Our Restated Certificate of Incorporation and Bylaws

Under both our Restated Certificate of Incorporation and Bylaws members of our board of directors are divided into three classes. The members of each class are elected for a period of three years and the term of one class will expire each year. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The classified board could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from attempting to take control of the Company.

Our Bylaws vest the power to call special meetings of stockholders in our chairman of the board, our CEO, our President or majority of our board of directors, subject to the rights of holders of any one or more classes or series of preferred stock or any other class of stock issued by us which shall have the right, voting separately by class or series, to elect Directors. Stockholders are not permitted under our Restated Certificate of Incorporation or Bylaws to act by written consent in lieu of a meeting.

To be properly brought before an annual meeting, a stockholder’s notice shall be delivered to our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us). Such notice shall set forth: a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal or nomination and to solicit proxies in support of it.

Our Restated Certificate of Incorporation requires that business combinations between us and another entity who is the beneficial owner of 30% or more of our outstanding shares of stock entitled to vote in election of directors must be approved by 95% of our outstanding shares of stock entitled to vote in elections of directors. Relatedly, holders of 95% of our outstanding shares of stock entitled to vote in elections of directors must approve any amendment or repeal of such provision. Our Restated Certificate of Incorporation also provides that, in addition to any affirmative vote required by law, any amendment of, repeal of, or adoption of any provision inconsistent with the article relating to the number of directors, the establishment of classes of directors for purposes of director elections, the nominations for election of directors, stockholders acting by written consent, and the calling of special meetings requires the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock entitled to vote, voting together as a single class.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion of Preferred Stock. If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into common stock or shares of another series of preferred stock of Masco, the following will apply. The depositary shares, as such, will not be convertible into any securities of Masco. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of common stock or shares of another series of preferred stock of Masco, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the deposited preferred stock. If only some of the depositary shares are to be converted, a new depositary receipt or receipts will be issued for any depositary shares not to be converted.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted for any other securities into which the underlying preferred stock is convertible or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, securities at a future date or dates. The price and number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and described in the applicable prospectus supplement.

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the material terms of any purchase contracts and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the purchase contracts. Material United States federal income tax considerations applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock, purchase contracts or any combination of such securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms, including pricing, of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. The prospectus supplement will also set forth the amount of warrants outstanding, if any.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities issued at one time. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by the global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “Global Securities.”

Global Securities

We may issue the debt securities, warrants and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to such security. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book- entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities. So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of such securities represented by such global security for all purposes under the applicable indenture, unit agreement or warrant agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under applicable indenture, unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under applicable indenture, unit agreement or warrant agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments with respect to warrants or units, represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. We and the trustee or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities, warrants or units represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered by this prospectus in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we and, if applicable, any selling security holder will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against some types of civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities, the prices of which may be used to determine payments on such securities. Specifically, any underwriter may overallot in connection with the offering, creating a short position for its own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. In any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

If we so indicate in the prospectus supplement, we or selling security holders will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us or selling security holders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Kenneth G. Cole, Vice President, General Counsel and Secretary of Masco, and for the underwriters, if any, by Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025. Mr. Cole is a Masco stockholder and a holder of options to purchase shares of our common stock. Davis Polk & Wardwell LLP performs legal services from time to time for us and some of our related companies.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$900,000,000

Masco Corporation

$400,000,000 3.500% Notes Due 2021 Issue Price: 99.656%

$500,000,000 4.375% Notes Due 2026 Issue Price: 99.524%

P R O S P E C T U S    S U P P L E M E N T

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	RBC Capital Markets
SunTrust Robinson Humphrey

Senior Co-Managers

BofA Merrill Lynch	Fifth Third Securities	PNC Capital Markets LLC	Wells Fargo Securities

Co-Managers

Comerica Securities	COMMERZBANK	HSBC	Huntington Investment Company

SMBC Nikko	US Bancorp	The Williams Capital Group, L.P.

March 10, 2016